LIFEWAY FOODS, INC. 8-K/A

Exhibit 99.2

November 8, 2024

Mr. Shane Grant

Danone Deputy CEO

President & CEO of Danone North America PBC

CEO Americas and EVP Dairy, Plant-Based and Global Sales

1 Maple Avenue

White Plains, New York 10605

Re:	September 23, 2024 Proposed Acquisition of Lifeway Foods, Inc. and Stockholders’ Agreement

Dear Shane:

I am writing on behalf of the Board of Directors of Lifeway Foods in connection with your September 23, 2024 letter to me concerning a proposed acquisition of the Company by Danone North America PBC (collectively with Danone Foods, Inc. “Danone”). The Board retained Evercore, as well as Sidley Austin as part of the its review of your proposal. As you know, after careful and thorough consideration and in consultation with its independent advisors, the Board has determined that your proposal substantially undervalues Lifeway and is not in the best interests of the Company, its shareholders or other stakeholders. The Board additionally has adopted a limited duration shareholder rights plan in response to your proposal.

I write today concerning a matter related to the consideration of the proposal and the Company’s ongoing relationship with Danone: the October 1, 1999 Stockholders’ Agreement. I want to provide some perspectives from the Board on how the Stockholders’ Agreement has been used by Danone to impede the Company’s ability to conduct its business and maximize value for all Lifeway shareholders. Sidley is sending your counsel a separate letter on this topic as well.

As you know, the Stockholders’ Agreement was executed in 1999 in connection with Danone’s initial purchase of 15% of Lifeway’s outstanding shares for $6,477,670. By the end of 1999, Danone purchased an additional 5% interest from other shareholders to achieve a 20% stake. Although the Company was publicly traded at the time, Danone had extraordinary bargaining power because of its size, financial resources, and market position.

Danone’s investment came with promises of market support and other incentives. In 1999, the parties also entered into a Support Agreement where Danone was supposed to have taken a variety of steps to assist the Company by facilitating access to Danone’s distribution channel and Danone personnel with expertise regarding distribution and marketing. None of this materialized—Danone failed to do anything to assist Lifeway.

Danone, on the other hand, has benefitted substantially—each share originally purchased by Danone for $2.50 per share (after taking into account subsequent stock splits) was worth $21.24 as of September 20, 2024 (the last full trading day before Danone made the Offer).1

Danone Continues to Destroy Lifeway Shareholder Value

Danone does not permit Lifeway to explore value-creating alternatives. The Stockholders’ Agreement handcuffs the Company by prohibiting it from freely considering any acquisition proposal or other similar transaction not involving Danone. The Stockholders’ Agreement effectively permits the Company to engage only with Danone.

The Stockholders’ Agreement tilts the playing field so far in Danone’s favor that even if Danone does not continue to hold a single share of Company common stock, the holders of nearly 48% of the Company’s outstanding shares would be prohibited from selling those shares to a strategic buyer without Danone’s consent and the Company would be prohibited from issuing or selling any shares (outside “a widely disbursed underwritten public offering” in which (x) no person or group acquires more than 5% of the number of shares [then outstanding] and (y) Danone is able to maintain is pro rata ownership) without first providing Danone with rights of first refusal. This is because for both sales of shares by the shareholders party to the Stockholders’ Agreement and for issuances and sales of shares by the Company, even if Danone does not exercise its rights of first refusal, the purchaser must offer to purchase all of Danone’s Lifeway shares on the same terms, and the universe of permissible purchasers is extremely limited by the Agreement (they essentially cannot be in any related business to Lifeway or in any business that competes with Danone).

You know that I am not writing about hypothetical situations. To take just one recent example, after the Company satisfied all of the Stockholders’ Agreement’s procedural requirements with respect to a proposed consideration of strategic alternatives (which included the Company’s spending at least $687,000, including to obtain the required opinion from an investment bank), and after months of encouragement from a team at Danone, Danone abruptly just said “no,” bringing the process to a grinding halt.

1 The Company underwent 2:1 stock splits in 2004 and again in 2006, so a single share purchased prior to the 2004 split would be 4 shares today. Thus, as of September 20, 2024, each share Danone purchased in 1999 for $10 per share was worth $84.96 ($21.24 * 4) per original share purchased.

Danone restricts Lifeway from profitably running its business. Furthermore, Danone exploited its position to impose other extremely draconian terms that negatively impact the management of the Company. The Stockholders’ Agreement imposes significant limitations on the Company’s ability to issue shares, including as part of its executive compensation program. For instance, under Section 6.03 of the Stockholders’ Agreement, the Company is entirely prohibited from issuing options (or other rights convertible into Company capital stock)—whether for executive compensation or any other reason—in any significant amount without Danone’s prior written consent.

Over the years, the Company has requested that Danone consent to awarding equity-based compensation to the Company’s executives, consistent with best practice in the market. However, Danone has continuously refused to award equity-based compensation to the Chief Executive Officer and has consented to the award of equity-based compensation to other executive officers and employees in only paltry amounts. Danone’s refusal to consent to reasonable requests for equity-based incentive compensation has created a situation where the Company cannot offer competitive market compensation and cannot use equity to align the incentives of senior management and shareholders, making succession planning for senior executive officers practically impossible.

Any purported concern regarding dilution would be completely unreasonable given that repurchases of the Company’s shares by the Company have resulted in an increase in Danone’s ownership increasing from 20% of the outstanding shares to 23.4% of the outstanding shares.

The Stockholders’ Agreement stands in the way of the Company’s ability to grow its business. These restrictions in no way benefit the Company or its shareholders, they only benefit Danone. For instance, if the Company wants to use its shares to acquire any other entity, it must offer Danone the right to purchase such shares for $10 per share2 to keep its ownership percentage despite the fact that the stock is trading far in excess of that amount. And even outside of a potential business combination, Section 3.02 prohibits the Company from making or endorsing any new claims relating to the health benefits of its existing or future products without the affirmative vote of the person Danone designates to serve on the Company’s Board (so long as Danone beneficially owns at least 10% of the Company’s outstanding shares).

Danone has consistently and repeatedly used provisions of the Stockholders’ Agreement to thwart the efforts of the Company to grow and manage the Company for the benefit of all shareholders and other stakeholders. Danone has used the terms of the Stockholders’ Agreement to prevent the Company from taking steps that would result in increased competition to Danone.

2 Or the average of the last reported sale price of the Company’s stock over the six months prior to any definitive agreement, whichever is less.

Danone Restricts Lifeway, While it Undercuts Lifeway Without Consequences

While the Stockholders’ Agreement imposes onerous conditions on the Company, it places no limits on Danone’s ability to compete with the Company, or use the terms of the Stockholders’ Agreement to gain an unfair advantage. For example, in 2017, Danone acquired WhiteWave Foods, which owned Wallaby Yogurt, a direct competitor of Lifeway.

While pouring resources into a competitor, Danone simultaneously interfered with the Company’s ability to compete by enforcing restrictive provisions of the Stockholders’ Agreement. In particular, despite the obvious conflict that the WhiteWave acquisition created, Danone asserted that it had a right to a designee on the Company’s board, through which Danone could access the Company’s confidential competitive information and trade secrets. Danone even engaged in baseless, retaliatory accusations against major shareholders when the Company raised reasonable concerns regarding Danone’s accessing the Company’s competitive information while owning a direct competitor of the Company.

The Board believes that the Stockholders’ Agreement is void and unenforceable, as discussed in the separate letter sent by Sidley to your attorneys. The Company hereby requests that Danone irrevocably waive all of its rights under, and not seek to enforce any of its rights under the Stockholders’ Agreement. Sidley has requested a response to this request by November 15, 2024. Should Danone fail to provide a response by such time, the Company will assume that Danone will not agree to the requested waiver and will proceed accordingly.

I would be happy to discuss this matter further at your convenience.

Sincerely, /s/ Julie Smolyansky Julie Smolyansky